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                                                                    Exhibit 23.1

                           [MORGAN KEEGAN LETTERHEAD]

Morgan Keegan & Company, Inc.
Morgan Keegan Tower
Fifty Front Street
Memphis, Tennessee 38103
901/524-4100 Telex 69-74324
WATS 800/366-7426

Members New York Stock Exchange, Inc.

December 20, 2001




         We hereby consent to the use of our opinion letter, dated December 20, 2001, to the Board of Directors of CKE Restaurants, Inc. ("CKE"), included as Annex B to the Joint Proxy Statement/Prospectus which forms part of the Registration Statement on Form S-4 relating to the proposed merger of CKE and Santa Barbara Restaurant Group, Inc., and to the references to us or such opinion in the Joint Proxy Statement/Prospectus under the headings "Summary -- Opinions of Financial Advisors," and "The Merger -- Background of The Merger," "--CKE Reasons for the Merger"; "Recommendation of the CKE Board of Directors" and "--Opinion of CKE's Financial Advisor." In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "experts" as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                            MORGAN KEEGAN & COMPANY, INC.


                                            By: /s/ Randy H. Karchmer
                                               --------------------------
                                                Randy H. Karchmer
                                                Managing Director